Exhibit 2.9

Intercompany Loan Agreement

In the City of Rosario, Province of Santa Fe, Argentine Republic, on the 14th day of the month of March 2019 (the “Effective Date”), on the one hand: BIOCERES SA, with address at Ocampo 210 bis, Property CCT, Indear Building, Rosario, (hereinafter “BIOCERES”) and on the other: BIOCERES CROP SOLUTIONS CORP. with domicile in Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands, (henceforth the “Borrower”) and jointly “The Parties”.

The Parties agree to enter into this mutual contract (the “Contract”), subject to the terms and conditions set out below:

FIRST: OBJECT.  BIOCERES grants the Borrower, and the Borrower accepts, a loan in the amount of US Dollars Twenty-Two Million Five Hundred Thousand (US$22,500,000) henceforth “Loan”, on the terms and conditions of the two (2) loans in the respective amounts of US Dollars six million five hundred thousand (US $6,500,000) and US Dollars sixteen million (US$16,000,000), granted respectively by: (I) BAF Latam Trade Finance Fund BV under the Pre-Export Financing Line of Credit Contract dated March 21, 2018 and amended by first amendment dated August 28, 2018, (the “Trade Loan”);  and (II) BAF Latam Credit Fund BV under the Credit Agreement dated September 12, 2018 and amended by first amendment dated October 16, 2018, second amendment dated January 30, 2019, third amendment dated February 20, 2019 and fourth amendment dated March 8, 2019, (henceforth, the Credit Loan and together with the Trade Loan, the “BAF Loans”); each attached as Annex A and incorporated by reference to this Contract.

SECOND.  TERM.  The term for the cancellation of the Loan plus the compensatory interest shall be the date of reimbursement established in each disbursement request submitted in accordance with the BAF Loans attached in Annex B (the “Expiration Dates”).

THIRD: COMPENSATORY INTEREST.  The Loan shall have a compensatory nominal annual interest rate of 9.875% that shall be paid by the Borrower together with the relevant principal of the Loan on the Maturity Dates.

FOURTH.  DEFAULT AND DEFAULT INTEREST.  If and when a default arises due to breach of any of the obligations borne by the Borrower, BIOCERES will apply to any outstanding amount, a default interest rate equal to FIFTY percent (50%) of the interest rate stipulated in clause three, in addition to the agreed compensatory interest until such amount owed is paid.  Both the compensatory and default interest rates will be capitalized on a monthly basis upon the default of the Borrower, and until the total repayment or discharge of the debt.

FIFTH. PLACE OF PAYMENT.  The payments for which the Borrower is obligated under this Contract, shall be made by transfer to the current account in US Dollars of BIOCERES No.        in BANCO SANTANDER RIO, Branch 112. BIOCERES may designate a new account payment, and such change shall be notified the Borrower no less than twenty (20) business days before the Expiration Date.

SIXTH.  TAXES AND EXPENSES.  All expenses, taxes or fees incurred by the delivery, execution, notification, registration and cancellation of this Contract, and any ancillary documents and guarantees related hereto, shall be the exclusive charge of the Borrower.  The Borrower shall pay its obligations to BIOCERES free of any expense, tax or rate, withholding, deduction and / or compensation of any kind that may be applicable, in such a way that BIOCERES receives each and every one of the corresponding amounts net of taxes and any other deductions, except for income tax on the interest borne by BIOCERES.

SEVENTH. REPRESENTATIONS AND WARRANTIES. The Borrower declares and guarantees to BIOCERES: 1. that the Borrower is a legal entity constituted and with a valid existence in accordance with the legislation in force in the Cayman Islands;  2. that the execution and performance of this Contract have been duly authorized through the adoption of the necessary decisions;  3. that this Contract constitutes a legal and valid obligation of the Borrower, and that its performance is judicially enforceable;  4. that it expressly and irrevocably waives any immunity, even of jurisdiction, that may correspond to it by virtue of any legal provision, as well as of any execution immunity, in relation to all or part of its assets and / or income.

EIGHTH.  OBLIGATIONS OF THE BORROWER.  The Borrower expressly and irrevocably assumes the following obligations: 1. For the purposes of its monitoring and / or inspection, the

Borrower shall ensure that accounting records and all documentation related to this Contract shall always be available to BIOCERES.  Likewise, it is expressly agreed that while the Loan is in force without having been fully canceled: (i) the Borrower undertakes to perform whatever acts are necessary in order to provide BIOCERES, insofar as it so requests, with all the reasonable information that is required with respect to the application of the Loan;  (ii) the Borrower undertakes to allow BIOCERES access to its facilities, so that periodic checks may be carried out to monitor the level of indebtedness of the Borrower, with costs borne by BIOCERES, and BIOCERES must inform of the visit one week in advance;  2. to inform BIOCERES of any event that could compromise the possibility of compliance with their financial obligations to third parties in accordance with their terms;  3. that the Borrower expressly and irrevocably agrees to maintain the validity of the foregoing representations during the entire term of this Contract.

NINTH.  If the Borrower fails to pay on the Expiration Dates the principal of the Loan or the interest or if it fails to comply with any of the obligations to provide, act or refrain from acting under this Contract, or if it fails to comply with any of its obligations under the Loan, it will be in default.

TENTH.  CAUSES OF EXPIRATION OF DEADLINES .  Notwithstanding the provisions of the foregoing clauses, the Borrower shall be in default, with the consequences provided in clause NINTH, in the following cases: 1. falsehood, incorrectness, incorrectness, reluctance or partiality of the information provided by the Borrower in the context of the Loan or in those that it will subsequently supply at the request of BIOCERES, or of other parties to the executed documentation in relation thereto, and / or in any of the representation and warranties granted in this Contract.  2. breach by the Borrower of the obligations contracted with third parties that affects or could affect the possibility of fulfilling the obligations set forth in this contract.  3. evidence of any cessation of payments, insolvency or severe and persistent illiquidity of the Borrower.  4. precautionary measures on any property of material importance that affects the assets of the Borrower, provided that said measures are not left without effect at the first available procedural opportunity, or that the Borrower does not justify, to the satisfaction of BIOCERES, the failure to remove them and as long as this may affect the possibility of the Borrower to comply with the obligations set forth in this Contract.  5. If the Borrower transfers, or transfers, or performs any act of disposition of any of the rights and obligations imposed by this Contract.  6. breach by the Borrower of any of the obligations stipulated in Clause Ten of this Contract.

ELEVENTH.  EARLY TERMINATION.  The Borrower may cancel the Loan in full or in part at any time, in accordance with the terms of the BAF Loans.

TWELFTH.  COMPENSATION.  In an event of default by the Borrower that is continuing, the Borrower authorizes BIOCERES to proceed, at any time and in a timely manner, and to the extent permitted by law, to partially or fully offset the Borrower’s debt derived from the Loan with: (i) debts of BIOCERES in favor of the Borrower;  (ii) amounts of foreign currency or legal tender and securities of the Argentine Republic and / or other securities received by the Borrower for any reason.  The compensation will be made in United States Dollars.  BIOCERES agrees to promptly notify the Borrower once the compensation has been made;  it being clear that the lack of such notification will not affect the validity of that compensation.  The rights conferred to BIOCERES in accordance with this clause are in addition to the other rights, resources and actions (including without limitation, other rights of compensation that BIOCERES may have).

THIRTEENTH.  APPLICATION OF PAYMENTS.  The payments made by the Borrower or the funds otherwise received by BIOCERES in payment shall be applied in the following order, even in the event that no reservation was made in the corresponding receipts of the amounts received by BIOCERES: (i) taxes;  (ii) expenses;  (iii) punitive interests;  (iv) compensatory interest and (vii) if there is a remaining balance, the cancellation of capital.

FOURTEENTH.  ASSIGNMENT.  It is expressly agreed that this Contract may not be assigned by the Parties, absent express written consent of the Parties.

FIFTEENTH. NOTIFICATIONS.  For all legal, judicial or extrajudicial purposes that may result from this Contract, the Parties refer to the above-mentioned addresses to which all notifications and / or requirements will be considered valid, as long as the responsible party is not irrefutably notified of the change of any of such addresses.  All notifications under this Contract must be made through reliable communication.

SIXTEENTH.  JURISDICTION.  APPLICABLE LAW.  The Contract shall be governed by the laws of the Argentine Republic, subjecting the Parties to the jurisdiction of the Civil and Commercial

Courts of the Judicial Department of Rosario, Province of Santa Fe, Argentine Republic, with waiver and exclusion of any other jurisdiction or jurisdiction that could correspond thereto.

SEVENTEENTH.  MODIFICATIONS.  No modification, waiver of the provisions of the Contract or of any instrument issued thereunder, or consent to the Borrower’s deviation from the provisions of any of these, shall have value in any case, unless in writing signed by BIOCERES.

EIGHTEENTH.  ABSENCE OF WAIVER .  The failure or delay of BIOCERES in the exercise of its rights, faculties or privileges, shall not be considered a waiver thereof, nor shall its partial exercise prevent it from being subsequently completed, nor shall it prejudice the exercise of any other right or privilege.

SEVENTEENTH.  HEADINGS.  The headings used in the Contract are inserted only for convenience as a reference and shall not affect the interpretation of the clause to which they are entitled.

ON THE PRECEDING TERMS, the parties hereby enter into this contract of mutual agreement in accordance with law and in two counterparts:

(signature page follows)

By BIOCERES SA

/s/ Federico Trucco

Name: Federico Trucco
Character: Representative

By BIOCERES CROP SOLUTIONS CORP. as the Borrower

/s/ Federico Trucco
Name: Federico Trucco
Character: Representative

ANNEX A

BAF Loans

Filed as Exhibits 2.2, 2.3, 2.4, 2.5, 2.6 and 2.7 to Bioceres Crop Solutions Corp.’s Form 20-F filed with the SEC on March 14, 2019

ANNEX B

Disbursement Requests

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